Exhibit 10.1

KEWAUNEE SCIENTIFIC CORPORATION

FISCAL YEAR 2014

INCENTIVE BONUS PLAN

The Fiscal Year 2014 Incentive Bonus Plan (the Plan) will provide for a bonus pool and bonus payouts based upon achievement of various levels of pre-tax earnings (after bonus accruals) for the year and other conditions described herein, as approved by the Company’s Board of Directors. The Plan is proposed as a one-year plan for Fiscal Year 2014.

The provisions of the Plan are:

1.	Eligibility of Participants to Share in the Bonus Pool

a.	Eligible participants of the Plan will be nominated by the President and approved by the Board of Directors, upon recommendation by the Compensation Committee. The bonus potential percentages for each participant in the Plan will also be approved by the Board of Directors, upon recommendation by the Compensation Committee.

b.	Each participant will be eligible to share in the pool up to the specified percentage of his or her fiscal year 2014 base salary.

c.	In addition to individuals reporting directly to the President, managers fulfilling the following criteria are eligible to participate in the Plan:

1.	Salary Grade 14 or above;

2.	Seniority of one year or more;

3.	Is not currently in another incentive plan (e.g., sales plan);

4.	Is a direct report to a direct report to the President; or

5.	Is a manager recommended by the President.

d.	Participants in the Plan and their applicable bonus potential percentages are shown on attached Charts IV-VII.

2.	Building of a Bonus Pool

a.	Operational Units

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The operational units (Statesville Operations, Healthcare/Technical Products, and International Operations) will start to accrue pools for potential bonus payouts once pre-tax operating earnings of each operational unit reach the amounts shown as Start on Chart I, and maximum incentive bonus payouts will be accrued and available for payout based upon the guidelines shown on that schedule.

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b.	Corporate Pool

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A pool will start accumulating once pre-tax earnings reach the amounts shown as Start on Chart I, and maximum bonus payouts will be accrued and available for payout based upon the guidelines shown on that schedule.

3.	Bonus Payout Conditions

a.	If the Company achieves pre-tax earnings less than the amounts shown as Start on Chart I, no awards will be paid to any corporate employee with that goal, except at the discretion of the Board of Directors, upon recommendation by the Compensation Committee.

b.	If an operational unit achieves pre-tax earnings less than the amounts shown for it as Start on Chart I, no awards will be paid to its employees except at the discretion of the Board of Directors, upon recommendation by the Compensation Committee.

c.	All participants will earn their awards dependent on their operational unit’s performance and their individual MBO performance.

d.	Beginning with the achievement of Start, the bonus potential percentage for each participant is linear between each goal with the corresponding increase in pre-tax earnings, up to the individual’s maximum bonus potential percentage.

e.	Positive or negative financial adjustments outside the control of management (such as, but not limited to, proceeds from insurance claims, gains or losses from the sale of capital assets, adoption of new generally accepted accounting pronouncements, etc.) will be assessed by the Board of Directors and the pre-tax earnings under the Plan may be adjusted for these items.

f.	Any portion of the bonus pool not awarded to participants will be retained by the Company.

g.	If a participant transfers between performance entities during the year, his or her incentive compensation will be based on the performance of the respective entities on a pro rata basis from his or her transfer date as determined by the President.

h.	A participant must be an employee of the Company on the last day of the Plan year (April 30) to be eligible to receive a bonus. In unusual circumstances, however, the Board of Directors, upon recommendation by the Compensation Committee, may grant a discretionary bonus.

i.	The Board of Directors, upon recommendation by the Compensation Committee, may approve the pro rata participation of a participant who joins the Company or who is appointed to a key position within the Company after the outset of the Plan year, with a pro rata increase in the bonus pool.

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4.	Participant’s Bonus Potential

Each participant’s bonus potential will be comprised of the following:

a.	A Fixed Bonus equal to 75% of each participant’s bonus potential will be based on achievement of corporate or divisional pre-tax earnings goals, as set forth in the Plan, and

b.	A Discretionary Bonus up to the remaining 25% of each participant’s bonus potential will be calculated, taking into account the participant’s MBO achievements and other relevant factors during the year. The discretionary portion of each participant’s bonus will take into account the participant’s achievement of management goals established, and weighted, in June 2013, and approved by the President. The degree of achievement of these goals will be recommended by each participant’s manager immediately subsequent to April 30, 2014, and the discretionary bonus, if any, will then be determined and awarded at the discretion of the Board of Directors, upon recommendation by the President and the Compensation Committee.

5.	The Plan may be amended at any time by the Board of Directors.

6.	Upon occurrence of a Change of Control, as such term is defined in the Company’s 2008 Key Employee Stock Option Plan, the Fiscal Year 2014 Incentive Bonus Plan will terminate as of that date, and the performance bonus for each participant under such plan is calculated giving consideration to the level of year-to-date pretax earnings for the operational unit through the most recent month-end as compared to the operations pretax earnings goals through the most recent month-end, with such bonus amount prorated based on the percentage of the performance period passed before the Change of Control and after giving consideration of each participant’s performance of their individual MBOs as described in the Plan. The year-to-date pretax earnings shall exclude the positive or negative impact of any financial adjustments related to the Change of Control. A participant must be an employee of the Company as of the date of the Change of Control, but need not be an employee of the Company on the last day of the Plan Year (April 30).

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